EXHIBIT A
JOINT FILING AGREEMENT
     The undersigned hereby agree that this Schedule 13G with respect to the shares of common stock of Key Energy Services, Inc., dated as of July 19, 2007, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.
Date: July 19, 2007

MHR FUND MANAGEMENT LLC
By:	/s/ Hal Goldstein
	Name:	Hal Goldstein
	Title:	Vice President

MARK H. RACHESKY, M.D.
By:	/s/ Hal Goldstein, as attorney-in-fact